November 1, 2011

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY Announces Third Quarter 2011 Results

I am pleased to announce that on October 27, the Federal Home Loan Bank of New York released our unaudited financial highlights for the third quarter of 2011. We have continued our solid performance for our members, and we continue to fulfill our role as an important and stable source of liquidity for local lenders across our District.

Our third quarter 2011 dividend will be considered at the Board of Directors meeting scheduled to take place on November 18, 2011. Separately, we expect to submit our third quarter 2011 Form 10-Q to the Securities and Exchange Commission on or before November 11, 2011.

Third Quarter 2011 Net Income of $35.7 Million

The FHLBNY reported net income of $35.7 million for the third quarter of 2011, and a return on average equity (“ROE”) of 2.72 percent. These figures compare to net income of $53.3 million and ROE of 4.35 percent for the second quarter of 2011.

As of September 30, 2011, our total assets were $97.3 billion, a decrease of $2.9 billion, or 2.9 percent, from total assets of $100.2 billion as of December 31, 2010. The decrease in total assets from the end of 2010 was primarily a result of a decline in advances of $7.4 billion, or 9.1 percent, from $81.2 billion as of December 31, 2010, to $73.8 billion as of September 30, 2011. The decline in advance assets was partially offset by higher balances on deposit with the Federal Reserve. The decline in member demand for advances was driven by economic factors such as continued growth in members’ deposit bases and the availability of other liquidity options.

As of September 30, 2011, our total capital was $5.09 billion, a decrease of $49 million, or 1.0 percent, from $5.14 billion as of December 31, 2010. The lower capital level was largely due to the increase in the deferred losses in Accumulated Other Comprehensive Income (Loss) from hedging activities. In addition, our unrestricted retained earnings decreased by $11.6 million to $700.5 million as of September 30, 2011. At September 30, 2011, the FHLBNY met its regulatory capital-to-assets ratios and liquidity requirements.

Advances at Par Averaged $69.3 Billion in September

In the current economic environment, our members expect stability, reliability and consistency. And that is what we at the Federal Home Loan Bank of New York provide every day. In September, average advances remained relatively steady, declining $1.6 billion to $69.3 billion as our members continue to experience lower loan demand and other economic factors. That is $69.3 billion being put to use by our members to drive economic development across the region. The FHLBNY continues to do what it was created to do, and does it well.

FHLBNY Board Elections Now Underway

On October 13, the 2011 Federal Home Loan Bank of New York Director Election package was mailed to eligible FHLBNY members. Your vote is important, so the FHLBNY hopes that you will take the time to review the package and return your ballot to the FHLBNY no later than 5:00 p.m. on Monday, November 14, 2011. Please note as follows:

•	Eligible New York State members will have the opportunity to vote to fill two open Member Director seats. (Please note that there will not be any elections regarding New Jersey and Puerto Rico & U.S. Virgin Islands Member Directorships this year, as there are no open Member Directorships in those areas.)

•	Separately, all eligible FHLBNY members, regardless of their location, will be able to vote to fill two Independent Director seats. However, please keep in mind that, in order to fill these seats, the Independent Director candidates will need to receive at least 20 percent of the available votes.

The election package contains detailed information about the process. Please refer any election questions you may have to Barbara Sperrazza, the FHLBNY’s Corporate Secretary, at CorporateSecretary@fhlbny.com or (212) 441-6819.

In Washington

House Financial Services Committee Oversight and Investigations Subcommittee Holds Hearing on FHLBs

On October 12, 2011, the House Financial Services Committee Oversight and Investigations Subcommittee held a two hour oversight hearing on the Federal Home Loan Bank System. The Subcommittee called the hearing to “monitor the capital requirements, financial health and stability” of the Federal Home Loan Bank System and its “ability to fulfill its housing mission and provide liquidity to the cooperative’s member banks in a safe and sound manner.”

The Subcommittee heard from four witnesses: Lee Gibson, Chairman of the Council of Federal Home Loan Banks and Chairman of the Federal Home Loan Bank of Dallas; Anthony Costa, Chairman and co-CEO Empire State Bank, on behalf of the ABA; Tim Zimmerman, President and CEO, Standard Bank, PASB, on behalf of the ICBA, and Bruce Morrison, former Member of Congress and former Chairman, Federal Housing Finance Board. Empire State Bank is a member of the Federal Home Loan Bank of New York.

The witness testimonies were supportive of the Home Loan Banks. For example, Mr. Costa stated: “The Federal Home Loan Bank System plays a vital role in providing mortgage finance and economic development to communities throughout the United States.”

The testimonies heard by the Subcommittee emphasized the importance of the Home Loan Banks as a reliable source of funding to their members of all sizes and through all economic cycles; and stressed the importance of not implementing housing finance reform provisions that would adversely impair the structure of the Federal Home Loan Banks System’s regional cooperative model.

The general consensus of the October 12 hearing that Home Loan Banks are an important and functioning part of our nation’s economy was again confirmed in an October 17 Moody’s Sector Comment entitled: “A Diminished Federal Home Loan Bank System Would Weaken US Banks.” The report noted that reducing the System’s advance business and investment portfolio would diminish profitability, and that this would be a credit negative for US commercial banks, because limiting access to Home Loan Bank funding would reduce alternative liquidity for US banks.

Whether the amount of that liquidity reaches the heights it hit during the financial crisis in 2008, or remains at its current levels, it is important that our funding is available to our members when they need it.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.